                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b) (Amendment No. 2)*

                                  VASTERA, INC.

                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    92239N109
                                 (CUSIP Number)

                                December 31, 2002
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934
(Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON      TCV II, V.O.F.
           See Item 2 for identification of General Partners

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
               Netherlands Antilles

--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     19,904 Shares of Common Stock(A)
        BENEFICIALLY           -------------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              -------------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      19,904 Shares of Common Stock(A)
                               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                   19,904 Shares of Common Stock (A)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [X]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    Less than 1%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           PN

--------------------------------------------------------------------------------


(A) Please see Item 4.

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON      TECHNOLOGY CROSSOVER VENTURES II, L.P.
           See Item 2 for identification of General Partner

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware

--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     612,765 Shares of Common Stock (A)
        BENEFICIALLY           -------------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              -------------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      612,765 Shares of Common Stock (A)
                               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 612,765 Shares of Common Stock (A)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [X]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           1.51%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           PN

--------------------------------------------------------------------------------


(A) Please see Item 4.

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON      TCV II (Q), L.P.
           See Item 2 for identification of General Partner

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware

--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     471,103 Shares of Common Stock(A)
        BENEFICIALLY           -------------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              -------------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      471,103 Shares of Common Stock(A)
                               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 471,103 Shares of Common Stock(A)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [X]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           1.16%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           PN

--------------------------------------------------------------------------------


(A) Please see Item 4.

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON      TCV II STRATEGIC PARTNERS, L.P.
           See Item 2 for identification of General Partner

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware

--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     83,603 Shares of Common Stock(A)
        BENEFICIALLY           -------------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              -------------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      83,603 Shares of Common Stock(A)
                               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 83,603 Shares of Common Stock(A)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [X]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    Less than 1%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           PN

--------------------------------------------------------------------------------


(A) Please see Item 4.

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON      TECHNOLOGY CROSSOVER VENTURES II, C.V.
           See Item 2 for identification of General Partners

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Netherlands Antilles

--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     93,556 Shares of Common Stock(A)
        BENEFICIALLY           -------------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              -------------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      93,556 Shares of Common Stock(A)
                               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 93,556 Shares of Common Stock(A)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [X]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    Less than 1%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           PN

--------------------------------------------------------------------------------


(A) Please see Item 4.

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C.
           See Item 2 for identification of Managing Members

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware

--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     1,280,931 Shares of Common Stock (A)
        BENEFICIALLY           -------------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              -------------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      1,280,931 Shares of Common Stock (A)
                               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 1,280,931 Shares of Common Stock (A)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           3.17%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           OO

--------------------------------------------------------------------------------


(A) Please see Item 4.

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON      TCV IV, L.P.
           See Item 2 for identification of General Partner

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware

--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     2,223,513 Shares of Common Stock (A)
        BENEFICIALLY           -------------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              -------------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      2,223,513 Shares of Common Stock (A)
                               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 2,223,513 Shares of Common Stock (A)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [X]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           5.49%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           PN

--------------------------------------------------------------------------------


(A) Please see Item 4.

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON      TCV IV STRATEGIC PARTNERS, L.P.
           See Item 2 for identification of General Partner

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware

--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     82,907 Shares of Common Stock(A)
        BENEFICIALLY           -------------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              -------------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      82,907 Shares of Common Stock(A)
                               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 82,907 Shares of Common Stock(A)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [X]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    Less than 1%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           PN

--------------------------------------------------------------------------------


(A) Please see Item 4.

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON      TECHNOLOGY CROSSOVER MANAGEMENT IV,
                                         L.L.C.
           See Item 2 for identification of Managing Members

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware

--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     2,306,420 Shares of Common Stock(A)
        BENEFICIALLY           -------------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   - 0 - Shares of Common Stock
           PERSON              -------------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      2,306,420 Shares of Common Stock(A)
                               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 2,306,420 Shares of Common Stock(A)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           5.70%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           OO

--------------------------------------------------------------------------------


(A) Please see Item 4.

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON  JAY C. HOAG

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S. Citizen

--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     - 0 - Shares of Common Stock
        BENEFICIALLY           -------------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   3,587,351 Shares of Common Stock(A)
           PERSON              -------------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      3,587,351 Shares of Common Stock(A)
                               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 3,587,351 Shares of Common Stock(A)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           8.87%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           IN

--------------------------------------------------------------------------------


(A) Please see Item 4.

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON  RICHARD H. KIMBALL

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S. Citizen

--------------------------------------------------------------------------------
          NUMBER OF            5      SOLE VOTING POWER
           SHARES                     - 34,509 - Shares of Common Stock (A)
        BENEFICIALLY           -------------------------------------------------
        OWNED BY EACH          6      SHARED VOTING POWER
          REPORTING                   3,587,351 Shares of Common Stock (A)
           PERSON              -------------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      3,621,860 Shares of Common Stock (A)
                               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      - 0 - Shares of Common Stock

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                 3,621,860 Shares of Common Stock(A)
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           8.95%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           IN

--------------------------------------------------------------------------------


(A) Please see Item 4. Includes options held directly by Reporting Person that can be immediately exercised for a total of 31,666 shares of common stock and 2,843 shares held directly by the The Kimball Family Trust Uta Dtd 2/23/94 (the "Kimball Family Trust") of which Reporting Person disclaims beneficial ownership except to the extent of his pecuniary interest therein.

ITEM 1.

         (a)      NAME OF ISSUER: Vastera, Inc. (the "Company")
         (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 45025 Aviation Drive, Suite 200, Dulles, VA 20166

ITEM 2.

      Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the Filing Persons): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

I.

       (a) TCV II, V.O.F., a Netherlands Antilles general partnership ("TCV II, V.O.F."). The Managing General Partners of TCV II, V.O.F. are Technology Crossover Management II, L.L.C., a Delaware limited liability company ("TCM II") and Technology Crossover Administrator II, N.V., a Netherlands Antilles corporation ("TCA II"). The sole Managing Members of TCM II are Jay C. Hoag ("Hoag") and Richard H. Kimball ("Kimball"). TCA II is ultimately controlled by Hoag and Kimball.
       (b)    Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
       (c)    Netherlands Antilles
       (d)    Common Stock
       (e)    92239N109

II.

       (a) TECHNOLOGY CROSSOVER VENTURES II, L.P., a Delaware limited partnership ("TCV II, L.P."). The General Partner of TCV II, L.P. is TCM II.
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    Delaware
       (d)    Common Stock
       (e)    92239N109

III.

       (a) TCV II (Q), L.P., a Delaware limited partnership ("TCV II (Q)"). The General Partner of TCV II (Q) is TCM II.
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    Delaware
       (d)    Common Stock
       (e)    92239N109

IV.

       (a) TCV II STRATEGIC PARTNERS, L.P., a Delaware limited partnership ("TCV II SP"). The General Partner of TCV II SP is TCM II.
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    Delaware
       (d)    Common Stock
       (e)    92239N109

V.

       (a) TECHNOLOGY CROSSOVER VENTURES II, C.V., a Netherlands Antilles limited partnership ("TCV II, C.V."). The Managing General Partners of TCV II, C.V. are TCM II and TCA II.
       (b)    Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
       (c)    Netherlands Antilles
       (d)    Common Stock
       (e)    92239N109


VI.

       (a) TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C., a Delaware limited liability company.
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    Delaware
       (d)    Common Stock
       (e)    92239N109

VII.

       (a) TCV IV, L.P., a Delaware limited partnership ("TCV IV, L.P."). The General Partner of TCV IV, L.P. is Technology Crossover Management IV, L.L.C., a limited liability company ("TCM IV"). The sole Managing Members of TCM IV are Hoag and Kimball.
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    Delaware
       (d)    Common Stock
       (e)    92239N109

VIII.

       (a) TCV IV STRATEGIC PARTNERS, L.P., a Delaware limited partnership ("TCV IV SP"). The General Partner of TCV IV SP is TCM IV.
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    Delaware
       (d)    Common Stock
       (e)    92239N109

IX.

       (a) TECHNOLOGY CROSSOVER MANAGEMENT IV, L.L.C., a Delaware limited liability company.
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    Delaware
       (d)    Common Stock
       (e)    92239N109

X.

       (a)    Jay C. Hoag
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    U.S. Citizen
       (d)    Common Stock
       (e)    92239N109

XI.

       (a)    Richard H. Kimball
       (b)    528 Ramona Street, Palo Alto, CA 94301
       (c)    U.S. Citizen
       (d)    Common Stock
       (e)    92239N109

ITEM 3.

       Not Applicable

ITEM 4.

      (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:

                   Common Stock                                     Dispositive
Filing Person      Beneficially Owned  % of Class(1)  Voting Power     Power
-------------      ------------------  -------------  ------------  -----------
TCV II, V.O.F.(2)         19,904        Less than 1%     sole          sole
TCV II, L.P.(2)          612,765             1.51%       sole          sole
TCV II (Q)(2)            471,103             1.16%       sole          sole
TCV II SP(2)              83,603        Less than 1%     sole          sole
TCV II, C.V.(2)           93,556        Less than 1%     sole          sole
TCM II                 1,280,931             3.17%       sole          sole
TCV IV, L.P.(3)        2,223,513             5.49%       sole          sole
TCV IV SP(3)              82,907        Less than 1%     sole          sole
TCM IV                 2,306,420             5.70%       sole          sole
Hoag(4)                3,587,351             8.87%       shared        sole
Kimball(4)             3,621,860             8.95%       shared/sole   sole


(1) All percentages in this table are based on the 40,464,642 shares of Common Stock of the Company outstanding, as reported in the Company's most Form 10-Q filed with the Securities and Exchange Commission on November 14, 2002.

(2) Each noted entity (together, the "TCV II Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM II, as sole General Partner of TCV II, L.P., TCV II (Q) and TCV II SP, and as Investment General Partner of TCV II, V.O.F. and TCV II, C.V., may also be deemed to have sole voting and investment power with respect to such securities. TCM II disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(3) Each noted entity (together, the "TCV IV Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM IV, as sole General Partner of TCV IV, L.P. and TCV IV SP, may also be deemed to have sole voting and investment power with respect to such securities. TCM IV disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(4) Under the respective operating agreements of TCM II and TCM IV, Hoag and Kimball have the independent power to cause the funds managed by such entity to buy and sell securities of publicly traded portfolio companies, however, in general, they must act by unanimous consent with respect to all other matters, including directing the voting of such securities. As a result, Hoag and Kimball may also be deemed to have sole dispositive power and shared voting power with respect to the securities held by the TCV II Funds and TCV IV Funds. Hoag and Kimball disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein. Kimball is a trustee of the Kimball Family Trust and may be deemed to have sole power to vote and dispose of the 2,843 shares of Common Stock held directly by the Kimball Family Trust. Kimball disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. Kimball holds directly options that can be immediately exercised for a total of 31,666 shares of Common Stock and may be deemed to have sole power to vote and dispose of such securities. Except as set forth in this
Item 4(a) - (c), each of the Filing Persons disclaims beneficial ownership of any Common Stock owned beneficially or of record by any other Filing Person.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

       Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

       Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationships among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a "group" within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

       Not Applicable.

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                        MATERIAL TO BE FILED AS EXHIBITS

      Exhibit A - Statement Appointing Designated Filer and Authorized Signatories dated November 5, 2001 (incorporated by reference from Exhibit A to the Schedule 13D relating to the Common Stock of Digital Generation Systems, Inc. filed by the undersigned with the Securities and Exchange Commission ("SEC") on March 21, 2002).

      Exhibit B - Joint Filing Agreement dated October 2, 2000 (incorporated by reference from Exhibit C to the Schedule 13G relating to the Common Stock of Vastera, Inc. filed by the undersigned with the SEC on October 2, 2000).

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 30, 2003


TCV II, V.O.F.
a Netherlands Antilles General Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory

TECHNOLOGY CROSSOVER VENTURES II, L.P.
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory

TCV II (Q), L.P.
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory

TCV II STRATEGIC PARTNERS, L.P.
a Delaware Limited Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory

TECHNOLOGY CROSSOVER VENTURES II, C.V.
a Netherlands Antilles Limited Partnership

By: /s/ Carla S. Newell
    ----------------------------------------------
    Carla S. Newell, Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C.
a Delaware Limited Liability Company

By: /s/ Carla S. Newell
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    Carla S. Newell, Authorized Signatory

TCV IV, L.P.
a Delaware Limited Partnership

By: /s/ Carla S. Newell
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    Carla S. Newell, Authorized Signatory

TCV IV STRATEGIC PARTNERS, L.P.
a Delaware Limited Partnership

By: /s/ Carla S. Newell
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    Carla S. Newell, Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT IV, L.L.C.
a Delaware Limited Liability Company

By: /s/ Carla S. Newell
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    Carla S. Newell, Authorized Signatory

JAY C. HOAG

By: /s/ Carla S. Newell
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    Carla S. Newell, Authorized Signatory

RICHARD H. KIMBALL

By: /s/ Carla S. Newell
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    Carla S. Newell, Authorized Signatory